WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION

                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                 TELEPHONE 415-493-9300 FACSIMILE 415-493-6811
                                  WWW.WSGR.COM


                                 April 15, 1997


VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn: Filing Desk, Mail Stop 1-4

     Re:  Jenner Technologies, Inc.
          Registration Statement on Form 8-A
          ----------------------------------

Ladies and Gentlemen:

     On behalf of Jenner Technologies, Inc., a California corporation (the "Company"), we hereby withdraw the Company's Registration Statement on Form 8-A filed with the Commission on February 19, 1997 (SEC File No. 000-22157).

     Please contact Tim Stevens of our offices or me with any questions or comments that you have.


                                             Very truly yours,

                                             WILSON SONSINI GOODRICH & ROSATI
                                             Professional Corporation

                                             /s/ Jason M. Brady
                                             ------------------------
                                             Jason M. Brady

cc:  Anthony E. Maida, III
     Blair W. Stewart, Jr.
     Tim Stevens